FOR IMMEDIATE RELEASE

January 13th 2003. (OTC:BB-NTUH) Naturol, Inc., a wholly owned subsidiary of Naturol Holdings Ltd., (Naturol) entered into a License Agreement ("the Agreement") with MGA Holdings (MGA) on the 20th day of August, 2001 granting Naturol the exclusive North American rights under certain patents held by MGA in a process for the extraction of oils from natural plants and other materials. Under the terms of the Agreement, Naturol was obligated to fund and advance the commercial development of the technology, which included the annual payment of a $360,000 license fee payable quarterly, in addition to royalty payments. Additional consideration was issued by Naturol in consideration for the grant of the license, the terms of which have been disclosed in Naturol's press releases and public filings.

On August 28, 2002, MGA notified Naturol that as a result of the inability of Naturol to make any substantial payment on the license fee or to fund and advance the commercial development of the technology, MGA considered Naturol in default in its obligations under the terms of the Agreement. In an effort to avoid a dispute over the potential termination of the Agreement, Naturol's board of directors approved a proposal by MGA whereby the exclusive license Agreement (the "Agreement"), which was executed between Naturol's wholly owned subsidiary Naturol Inc. and MGA was modified to a non-exclusive License Agreement under certain terms and conditions as disclosed in the Company's news release of September 2002.

On December 16th 2002 Naturol was advised that as a result of Naturol's inability to fund and advance the commercial development of the technology, MGA would consider Naturol to be in default of its obligations under the Agreement unless Naturol could demonstrate that it had sufficient working capital to fund its obligations under the Agreement unless Naturol could demonstrate that it had sufficient working capital to fund its obligations. In the event that MGA caused default on the Agreement:

  The Agreement will be terminated immediately and neither Naturol nor its subsidiaries will retain any further rights or title thereunder.

  All contracts between Naturol and any third parties which relate to the licensed technology will immediately become the property of MGA including but limited to the National Research Council of Canada Industrial Research Assistance Program Contribution to Firms Agreement (IRAP).

  In exchange for MGA agreeing to waive the repayment of funds due to the Prince Edward Island Food Technology Center, Naturol will agree to execute upon demand any assignment agreements necessary to enable MGA or its assignee, to assume the rights and liabilities of any agreements necessary to enable MGA or its assignee, to assume the rights and liabilities of any agreements for which Naturol or its subsidiaries may have been a party involving research, development or commercialization of the technology.

Owing to the continued deterioration in the junior capital markets, Naturol has not been successful in securing equity capital to advance the commercial development of the technology. As a consequence, Naturol has been notified by MGA that under the terms of the Notice of Default the Agreement between the Parties is terminated.

Forward-Looking Statements: Except for historical information, the matters discussed in this press release contain forward-looking statements, which involve certain risks and uncertainties that could cause actual results to differ, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. A number of such statements are subject to assumptions, risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements, including, but not limited to: any adverse effects the non-exclusive license will have on the Company, the state of the Company's operations, the ability of the Company to compete within the extraction industry, the Company's ability to successfully market and provide its technology, the continuation of the arrangements with the Company's testing and development partners, the ability of the Company to meet its financial projections, and general economic conditions. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.

CONTACT:
Naturol Holdings Ltd.
Brad Grieco or Isaac Moss
Tel: 702-450-1600
Fax: 702-450-5790